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                                  EXHIBIT 99.1

         MKS Instruments Announces Acquisition of Spectra International

Andover, Mass. - June 27, 2000 - MKS Instruments, Inc. (Nasdaq: MKSI), a leading supplier of gas measurement, control and analysis products used in semiconductor and other advanced thin-film manufacturing processes, announced today that it has entered into an agreement to acquire Spectra International, a privately held company with products and technology in process monitoring, for $9.7 million cash; 183,293 shares of MKS common stock; fully vested options to purchase 83,679 shares of MKS common stock, calculated at an exchange ratio of 0.4768 shares of MKS common stock per share of Spectra common stock; and the assumption of approximately $1 million in long-term debt. The transaction also includes contingent earnout payments of up to $12 million. The acquisition is subject to customary closing conditions.

Spectra, based in Morgan Hill, CA, designs and manufactures mass spectrometer and optical spectrometer based process monitoring products used in the semiconductor, thin-film coatings and advanced materials processing industries. It has manufacturing operations in California and the UK with a total of 70 employees worldwide.

Spectra's products complement the MKS Orion(R) product line by adding strengths in PVD processing and software automation. The products of both companies will be combined into the MKS Instruments Spectra Products group headed by Spectra's founder, Michael Dent. This group will report to Robert Klimm, Corporate Vice President & General Manager of Materials Delivery and Analysis Products. The new group will focus on providing customers with the most complete, easy-to-use and cost effective set of process monitoring tools available in the industry.

John Bertucci, Chairman and CEO of MKS said, "The expanded product offering resulting from this combination will underscore MKS's technological leadership. We plan to leverage Spectra's strength in PVD monitoring with our own advanced capability in Etch and CVD monitoring. We are also very happy to add Mike Dent to our management team. Mike's grasp of customer needs and his ability to automate and integrate advanced process monitoring into semiconductor manufacturing equipment is widely recognized in the industry. Mike and his team will become an essential part of our strategy to supply our customers with increasingly productive, valuable and user-friendly process control subsystems."

According to Michael Dent, Spectra's marketing approach has been to provide mass spectrometer monitoring with a high return on investment based on process yield and tool productivity. "Our approach has been to target process monitoring applications that yield the strongest tangible productivity gains. The key to our winning strategy is to make the software easy to use and fully integrated into the process tool. By leveraging MKS's world-class infrastructure, and by joining with the Orion(R) process monitor products, we can implement this customer service approach on a global basis."

MKS Instruments, Inc. is a leading worldwide developer, manufacturer and supplier of instruments, components and subsystems used to measure, control and analyze gases in semiconductor manufacturing and similar industrial manufacturing processes. MKS Instruments, Inc. sold products to more than 4,000 customers in 1999. In addition to semiconductors, MKS's products are used in processes to manufacture a diverse range of products, such as optical filters, fiber optic cables, flat panel displays, magnetic and optical storage media, architectural glass, solar panels and gas lasers.


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Statements in this press release that are not based on historical facts, such as statements regarding MKS's business outlook, may be considered forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, without limitation, changes in the market, new products, and announcements from other companies, changes in technology and the impact of competitive products and pricing. Further information on these and other potential factors that could affect the Company's financial results are included in the Company's most recent filings with the Securities and Exchange Commission.